UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 9, 2014

HCC INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13790	76-0336636
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

13403 Northwest Freeway

Houston, Texas 77040

(Address of principal executive offices, including zip code)

(713) 690-7300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2014, HCC Insurance Holdings, Inc. (the “Company”) announced that Lydia I. Beebe had been elected to serve as a member of the Company’s Board of Directors (the “Board”), effective March 5, 2015.  Ms. Beebe, 62, currently serves as Corporate Secretary and Chief Governance Officer of Chevron Corporation, a position that she has held since 1995 and from which she plans on retiring in April 2015. From 1977 to 1995, Ms. Beebe held a variety of positions of increasing responsibility with Chevron Corporation.  Ms. Beebe also currently serves as a board member of the Rock Center for Corporate Governance at Stanford University and the Weinberg Center for Corporate Governance at the University of Delaware. Ms. Beebe served as the Vice Chair of the Council of Institutional Investors from 2009 to 2013, a Director of the Society of Corporate Secretaries and Governance Professionals from 2001 to 2009, and Chair of the California Fair Employment & Housing Commission from 1995 to 1999. Ms. Beebe is expected to serve on the Board’s Nominating and Corporate Governance Committee.

Ms. Beebe will be compensated in accordance with the Company’s standard compensation practices for non-employee directors as more fully described in Company’s Proxy Statement dated April 10, 2014.  As part of that compensation, on March 5, 2015, Ms. Beebe will be granted shares of the Company’s common stock with a value equal to $22,904, the pro-rated portion of the standard $110,000 annual equity retainer for non-employee directors.

The Company issued a press release announcing the election of Ms. Beebe, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein in its entirety by reference thereto.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits

No.	Exhibit
99.1	Press Release dated December 9, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCC Insurance Holdings, Inc.

By:	/s/ Alexander M Ludlow
Alexander M Ludlow
Associate General Counsel & Assistant Secretary

DATED:  December 9, 2014